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                                                                    EXHIBIT 12.1

                   SPIEKER PROPERTIES, INC. AND SUBSIDIARIES
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                              PREFERRED DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                               Three Months Ended            Six Months Ended
                                                           -------------------------     -------------------------
                                                            June 30,       June 30,       June 30,       June 30,
                                                              1999           1998           1999           1998
                                                           ----------     ----------     ----------     ----------
Earnings:
    Income from operations before disposition of
      property and minority interest                        $48,716        $40,630        $ 96,310       $ 78,574
    Interest expense(1)                                      29,905         30,931          58,710         60,198
    Amortization of capitalized interest                        224            127             421            237
                                                           ----------     ----------     ----------     ----------
    Total earnings                                          $78,845        $71,688         155,441        139,009
                                                           ==========     ==========     ==========     ==========
Fixed charges:
    Interest expense(1)                                     $29,905        $30,931        $ 58,710       $ 60,198
    Capitalized interest                                      5,652          3,613          10,675          6,585
    Series A Preferred Dividends                                744            695           1,488          1,390
    Series B Preferred Dividends                              2,510          2,510           5,020          5,020
    Series C Preferred Dividends                              2,953          2,953           5,906          5,906
    Series E Preferred Dividends                              2,000            600           4,000            600
    Series D Preferred Operating Partnership Units            2,397          2,223           4,924          3,488
                                                           ----------     ----------     ----------     ----------
    Total fixed charges and preferred dividends             $46,161        $43,525        $ 90,723       $ 83,187
                                                           ==========     ==========     ==========     ==========
Ratio of earnings to fixed charges
  (excluding preferred dividends)                              2.22           2.08            2.24           2.08
                                                           ==========     ==========     ==========     ==========
Ratio of earnings to combined fixed charges
  and preferred dividends                                      1.71           1.65            1.71           1.67
                                                           ==========     ==========     ==========     ==========
Fixed charges in excess of earnings                         $    --        $    --        $     --       $     --
                                                           ==========     ==========     ==========     ==========


Notes:
    (1) Includes amortization of debt discount and deferred financing fees.